SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 7, 2005

FLOWSERVE CORPORATION

(Exact name of registrant as specified in its charter)

New York	1-13179	31-0267900
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation)

5215 N. O’Connor Blvd., Suite 2300, Irving, Texas	75039
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (972) 443 - 6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

     On February 7, 2005, Flowserve Corporation (the “Company”) issued a press release announcing increased bookings for the year ended December 31, 2004 and debt reduction optional debt repayment during the quarter ended December 31, 2004. The Company also announced the estimated costs associated with its Sarbanes-Oxley compliance efforts, internal financial procedures and related professional services and external audit work during 2004.

     The press release is furnished as Exhibit 99.1 to this Form 8-K.

     The information in this Item 2.02 and the Exhibit attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent as shall be expressly set forth by specific reference in such filing.

Item 2.05. Costs Associated with Exit or Disposal Activities; Item 2.06. Material Impairment.

     On February 7, 2005, management of the Company committed to divest the Company’s non-core service operations (collectively called “General Services”) of its Flow Control Division as part of the Company’s strategy to focus on its end-users and manage its portfolio of businesses. General Services’ operations include on-line services (hot tapping, line stopping and field machining) and distribution and repair for non-Flowserve valves. In 2003, General Services had approximately $84 million of assets and $120 million of revenues. It has 36 locations in the U.S. and Europe and employs approximately 600 people. The Company plans to use the proceeds from the proposed divestiture to further reduce debt. Management also committed to recognize a goodwill impairment charge relating to General Services in the first quarter of 2005, but expects it to be less than $15 million. Any future goodwill impairment charges will not result in future cash expenditures or have a negative impact on its statement of cash flows. At this time, the Company is not able to provide an estimate of other charges or future cash expenditures, if any, that might be required in connection with the divesture of the General Services business.

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report.

     On February 7, 2005, the Audit Committee approved management’s recommendation that the Company’s financial statements set forth in its Form 10-Q for the quarter ended March 31, 2004 be restated, as should its financial results for the years ended December 31, 2000 through 2003 and its quarterly results during 2003. The restatement results from an ongoing comprehensive review of the Company’s intercompany accounts, deferred tax accounts, consolidation process, non-U.S. pension accruals, unreconciled accounts at a limited number of facilities and the aggregate impact of other individually insignificant adjustments. Accordingly, the financial statements in the latest applicable Securities and Exchange Commission reports covering the periods noted should not be relied upon until the restatements are filed with the Securities and Exchange Commission.

     The Company presently estimates the cumulative net reduction in net income for the periods being restated should be less than $20 million and will primarily affect years prior to 2004. This estimate is subject to revision following further ongoing analysis, including the proper amount, classification and applicable periods of the restatement adjustments. The estimated adjustments compare with the Company’s reported cumulative operating income of nearly $600 million for the period 2000 through the first quarter of 2004.

     The decision to restate prior financial statements based on this matter was made by the Audit Committee, upon the recommendation of management and with the concurrence of the Company’s independent auditors. The Audit Committee has discussed the matters related to this restatement disclosed in this Current Report on Form 8-K with the Company’s independent auditors.

Item 5.02. Departure of Directors of Principal Officers; Election of Directors; Appointment of Principal Officers.

     On February 7, 2005, the Company announced that C. Scott Greer, the Company’s Chairman, President and Chief Executive Officer and the Company’s board of directors jointly agreed that Mr. Greer would not renew his contract with the Company when it expires on June 30, 2005. Mr. Greer will assist the Company’s board of directors during the transition to a new chief executive officer. William C. Rusnack, a director and a member of the Audit Committee of the Company, will chair a Transition Committee of the Company’s board of directors to conduct a nationwide search to identify and select a replacement for Mr. Greer as president and chief executive officer. The Company’s board of directors intend to appoint a non-executive chairman from its current board of directors upon Mr. Greer’s departure.

     Kevin E. Sheehan, chairman of the Corporate Governance and Nominating Committee of the Company’s board of directors, will assume Mr. Greer’s leadership responsibilities on an interim basis, if a successor is not appointed by June 30, 2005.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits

Exhibit
Number	Description
99.1	Press Release issued by the Company on February 7, 2005 furnished pursuant to Item 2.02 of this Form 8-K.

Signature

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FLOWSERVE CORPORATION
By:	/s/ Ronald F. Shuff
Ronald F. Shuff
Vice President, Secretary and General Counsel

Date: February 10, 2005

Exhibit Index

Exhibit
Number	Description
99.1	Press Release issued by the Company on February 7, 2005 furnished pursuant to Item 2.02 of this Form 8-K.

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